Agreement

between

Renell Wertpapierhandelsbank AG Schillerstr., 2, 60313 Frankfurt am Main,  Germany

hereafter "Applicant" and

HCi Viocare, Kintyre House, 209 Govan Road, Glasgow, CA G51 1 HJ, United Kingdom hereafter "Issuer"

Preamble

The applicant plans to file application for the inclusion and trading of all shares of the Issuer on the  open market at the Berlin Stock Exchange and shall be responsible to quote the shares according to its home market.

The Issuer is a stock corporation established under US law and entered in the commercial register of Nevada, USA. The capital stock of the company is currently divided into 191,912,461 common shares at par value of USD 0.0001(hereinafter:  “shares”).

The shares of the company are to be admitted to open market trading at the Berlin Stock Exchange. A public offering of the securities in the meaning of the WpHG (German Securities Prospectus Act) in connection with inclusion of the shares in open market trading at the Berlin Stock Exchange is not foreseen.

In order to enable filing the application for inclusion and maintaining the inclusion,  which are  also  both in the interests of Issuer, the Parties agree the  following:

Section 1

Provision of documents by the Issuer

The Issuer will provide the following information and documents to   Applicant:

1.1
A certified copy of the passport from each executive director of the company, a current excerpt from the commercial registry and the completed customer classification forms provided by the Applicant stating the appropriateness of the Issuer to conduct business with Renell AG   (“KYC”)

1.2	If a prospectus for the securities to be included was prepared and was approved by a regulatory or supervisory authority, then this prospectus

1.3	The latest set of published financials, audited and – if required – consolidated

1.4	all other documentation that is requested by the applicant

Section 2

Issuer's duty to provide information

The Issuer commits to immediately inform the Applicant of all circumstances that may have a material effect on the valuation of the shares. Circumstances in this respect include in particular significant company news of the Issuer, all of the Issuer's capital measures (e.g. capital increases, decreases, share splits, issue of options, dividend payments etc.), insolvency and any change to significant holdings of  the Issuer or holdings held in the Issuer.

Section 3

Stock Advertising

The Issuer hereby acknowledges that the stock must not be publicly advertised within the EU without having an approved EU security prospectus. This particularly includes all kinds of approaching retail investors via mass emails, phone calls, market letters or the  like.

Section 4

                                                                                                                                                                                                                     Withdrawal of Renell AG as lead broker / specialist and  applicant

In the event the Issuer breaches his obligations from Section 2 or 3 of this agreement, the Applicant is entitled to terminate its  role as lead broker  / specialist and applicant in relation to the Boerse Berlin  and the Issuer. Renell AG is required to immediately notify the Issuer of the   termination.

   In the absence of an appointment of a new specialist, the Issuer's securities will be excluded from     trade on the Berlin Stock Exchange (delisting)

Section 5

Remuneration

5.1
The Applicant shall receive an expenses remuneration of EUR 10.000,00 (in words: Euro ten thousand) from the Issuer for the inclusion of the Issuers stock. This remuneration must be paid to the following account of the Applicant before  application:

Accountholder:  Renell AG   Bank: BNP Paribas Securities Service Account number:6402358881Bank Number:500 305 00

SWIFT:   PARBDEFF     IBAN:   DE90500305006402358881

               In case of a refusal by Boerse Berlin the Issuer will retrieve 90% of the paid   remuneration.

5.2
After the first calendar year, the Issuer is obligated to pay an overall fee of EUR (currently) 3.500,00 (in words: Euro three thousand five hundred) per year for the inclusion of the shares at the Berlin Stock Exchange. This annual fee includes the yearly fee of the Berlin  Stock  Exchange pursuant to the respective General Conditions of  Business for Open Market Trading   at the Berlin Stock Exchange and the annual market maker fee. The overall fee shall be paid in advance until 31. December of the respective preceding  year.

 Section 6

Term

6.1
This agreement begins upon signing and the successfully completed KYC process with the applicant. It ends without requiring a termination to this effect, at the time the applicant is no longer appointed lead broker / specialist for the Issuer's securities on the open   market.

6.2
The right to issue an extraordinary termination shall not be affected. Any termination notice by any of the parties shall be serviced to the other party at least fifteen (15) calendar days prior to its effect

Section 7

Amendments to the agreement

The parties commit to amend the provisions of this agreement if such amendments are required as a result of a change to the guidelines for the open market at the Berlin Stock Exchange, or such amendments are deemed useful. Any amendment shall be agreed in writing by both   parties.

Section 8

Applicable law and place of jurisdiction;  Miscellaneous

8.1	This agreement, including the interpretation of the same, shall solely be subjected to German law.

8.2	Frankfurt am Main shall be the place of fulfillment regarding all of the parties' obligations from this agreement.

8.3	To the extent permitted by law, Frankfurt am Main shall be the sole place of jurisdiction for all legal disputes resulting from or in connection with the agreement.

8.4
In the event one of the provisions of this agreement becomes fully or partially invalid, the remaining provisions shall not be affected. In the place of the invalid provision, that valid provision which most closely corresponds with the economic intention of the invalid provision shall be deemed valid. Changes to this agreement and this written form clause must be made    in writing.

Frankfurt/Date	Place/Date: Athens
22/04/2016	April 18, 2016

/s/Marc Renell	/s/Sotirios Leontaritis
Marc Renell	Leontaritis Sotirios
Renell AG	HCi Viocare